EXHIBIT 99.1
5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
Advance Auto Parts
(540) 561-3281

ADVANCE AUTO PARTS EARNINGS PER SHARE INCREASED 74% TO $0.92 BEFORE
ONE TIME ITEMS, AND ROSE 45% TO $0.77 AFTER ONE TIME ITEMS
~ Conference Call November 19, 2002 at 8:00am ~

Roanoke, Virginia, November 18, 2002

•	Third Quarter Same Store Sales Rose 5.5%
•	Comparable Operating Margins Increased 280 Basis Points
•	Free Cash Flow of $100 to $110 Million Projected for the Full Year
Advance Auto Parts, Inc. (NYSE: AAP) today announced its earnings per diluted share increased 73.6% to $0.92 for the third quarter ended October 5, 2002, before integration expenses and an extraordinary item, compared to $0.53 for the same quarter last year. After integration expenses and the extraordinary item, earnings per diluted share rose 45.3% to $0.77.

Year-to-date earnings per diluted share, before integration expenses and the extraordinary item, increased 94.8% to $2.26 compared to $1.16 last year. After integration expense and the extraordinary item, earnings per diluted share rose 35.3% to $1.57.

The Company incurred pre-tax integration expenses related to the Discount Auto Parts acquisition of $8.2 million during the third quarter and $26.4 million during the first three fiscal quarters. The Company anticipates its total integration expenses to be approximately $3 million lower than originally announced and will be approximately $37 million for 2002.

During the quarter, the Company recorded an after-tax extraordinary loss of $0.3 million from the extinguishment of debt including un-amortized discounts and premiums paid to repurchase $3.5 million face value of its 10.25% senior subordinated notes.

Third quarter sales increased 31.7% to $788.7 million, compared to $598.8 million last year. Same store sales grew 5.5% for the third quarter compared to 7.1% in the comparable period last year. Discount Auto Parts stores, which are not yet in the reported comparable store base, produced a comparable store sales increase of 6.3% during the third quarter compared to 2.4% last year.

Year-to-date sales rose 33.6% to approximately $2.6 billion from $1.9 billion last year. Same store sales rose

ADVANCE AUTO PARTS	Page 2

6.2% year-to-date, compared to 6.5% last year. The majority of same stores sales gains were generated from an increase in customers, with the remainder being achieved through an increase in transaction size.

Operating income, before integration expenses, increased 90.7% to $70.8 million from $37.1 million in the comparable period last year, generating an operating margin increase of 280 basis points to 9.0% from 6.2% last year. Including integration expenses, the Company reported a 68.4% increase in operating income to $62.5 million, producing a 170 basis points increase in operating margin to 7.9%. Year-to-date operating income, before integration expenses, rose 95.8% to $194.6 million from $99.4 million last year, generating an operating margin increase of 240 basis points to 7.5%, compared to 5.1% last year. Including integration expenses, operating income rose 69.2% to $168.1 million, which produced a 140 basis point increase in operating margin to 6.5%.

Net income, before integration expense and the extraordinary item, rose 121.3% in the third quarter to $33.7 million from $15.2 million in the comparable quarter last year. Including integration expenses and the extraordinary item, the Company reported a 86.2% increase in net income to $28.3 million. Year-to-date net income, before integration expense and the extraordinary item, increased 144.6% to $81.3 million from $33.2 million last year. Including integration expense and the extraordinary item, the Company reported a 69.7% increase in net income to $56.4 million.

The Company generated $22.3 million in free cash flow in the third quarter and $166.9 million during the first-three quarters. The Company anticipates generating $100 to $110 million in free cash flow in 2002.

Commenting on the third quarter results, Lawrence P. Castellani, the Company’s Chief Executive Officer, said, “Generating an operating margin increase of 280 basis points in the third quarter demonstrates that our new initiatives, including our exciting new store format, our labor management system, and our proprietary electronic catalog are generating results. Our team members are dedicated to our three key goals, which are to increase our operating margins, successfully integrate Discount Auto Parts, and use our free cash flow to pay down our debt.”

The Company is reaffirming its earnings per diluted share guidance of $0.38 to $0.42 per share, before integration expenses and extraordinary items, for the fourth quarter of 2002. For the fiscal year 2003, the Company believes it can achieve a 25% increase in earnings per diluted share.

The Company will host a conference call tomorrow, November 19, 2002, at 8:00 a.m. Eastern Time to discuss its third quarter results. To listen to the live webcast please log on to http://www.advanceautoparts.com. The call will be archived on the Company’s website: http://www.advanceautoparts.com until December 16, 2002.

Advance Auto Parts, Inc. is based in Roanoke, Va., and is the second largest retailer of automotive parts in the United States. At October 5, 2002, the Company had 2,393 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors

ADVANCE AUTO PARTS	Page 3

listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them as more information becomes available.

-Financial Tables To Follow-

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)

	October 5, 2002	December 29, 2001
ASSETS
Current assets:
Cash and cash equivalents	$56,843	$18,117
Receivables, net	131,957	93,704
Inventories, net	1,078,388	982,000
Other current assets	32,065	42,027

Total current assets	1,299,253	1,135,848
Property and equipment, net	718,352	711,282
Assets held for sale	38,569	60,512
Other assets, net	27,029	42,973

	$2,083,203	$1,950,615

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank overdrafts	$—	$34,748
Current portion of long-term debt	11,542	23,715
Accounts payable	554,609	429,041
Accrued expenses	223,682	176,218
Other current liabilities	35,276	30,027

Total current liabilities	825,109	693,749
Long-term debt	761,226	932,022

Other long-term liabilities	40,677	36,273

Total stockholders' equity	456,191	288,571

	$2,083,203	$1,950,615

NOTE: These balance sheets do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Twelve Week Periods Ended
(in thousands, except per share data)

	October 5, 2002
	As Reported	Adjustment for Non-recurring and Extraordinary Items		Comparable 2002	October 6, 2001 As Reported(d)
Net sales	$788,662	$—		$788,662	$598,793
Cost of sales, including purchasing and warehousing costs	439,000	—		439,000	342,059

Gross profit	349,662	—		349,662	256,734
Selling, general and administrative expenses	287,117	(8,248	)(a)	278,869	219,603

Operating income	62,545	8,248		70,793	37,131

Other, net:
Interest expense	(16,016)	—		(16,016)	(12,121)
Other income, net	299	—		299	310

Total other, net	(15,717)	—		(15,717)	(11,811)

Income before provision for income taxes and extraordinary item	46,828	8,248		55,076	25,320
Provision for income taxes	18,170	3,200	(b)	21,370	10,088

Income before extraordinary item	28,658	5,048		33,706	15,232
Extraordinary item, loss on debt extinguishment, net of $187 income tax benefit	(295)	295	(c)	—	—

Net income	$28,363	$5,343		$33,706	$15,232

Net income per basic share from:
Income before extraordinary item	$0.80	$0.14		$0.94	$0.54
Extraordinary item, loss on debt extinguishment	—	—		—	—

	$0.80	$0.14		$0.94	$0.54

Net income per diluted share from:
Income before extraordinary item	$0.77	$0.15		$0.92	$0.53
Extraordinary item, loss on debt extinguishment	—	$—		—	—

	$0.77	$0.15		$0.92	$0.53

Average common shares outstanding	35,673 (e)	35,673	(e)	35,673 (e)	28,320
Dilutive effect of stock options	1,052	1,052		1,052	456

Average common shares outstanding—assuming dilution	36,725	36,725		36,725	28,776

(a)	The $8,248 represents the non-recurring merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the tax impact for the non-recurring merger and integration expenses discussed above at a 38.8% effective tax rate.
(c)	This adjustment reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds, net of tax.
(d)
The reported results for the quarter ended October 6, 2001 have been restated to reflect the change in accounting principle for unrestricted cooperative advertising funds. See the December 29, 2001, audited financial statements and related footnotes.

(e)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 5, 2002, we had 35,686 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Forty Week Periods Ended
(in thousands, except per share data)

	October 5, 2002
	As Reported	Adjustment for Non-recurring and Extraordinary Items		Comparable 2002	October 6, 2001 As Reported(d)
Net sales	$2,585,466	$—		$2,585,466	$1,935,630
Cost of sales, including purchasing and warehousing costs	1,450,282	—		1,450,282	1,110,218

Gross profit	1,135,184	—		1,135,184	825,412
Selling, general and administrative expenses	967,035	(26,442	)(a)	940,593	726,011

Operating income	168,149	26,442		194,591	99,401

Other, net:
Interest expense	(62,734)	—		(62,734)	(45,195)
Other income, net	949	—		949	879

Total other, net	(61,785)	—		(61,785)	(44,316)

Income before provision for income taxes and extraordinary item	106,364	26,442		132,806	55,085
Provision for income taxes	41,270	10,259	(b)	51,529	21,856

Income before extraordinary item	65,094	16,183		81,277	33,229
Extraordinary item, loss on debt extinguishment, net of $5,512 income tax benefit	(8,694)	8,694	(c)	—	—

Net income	$56,400	$24,877		$81,277	$33,229

Net income per basic share from:
Income before extraordinary item	$1.87	$0.46		$2.33	$1.17
Extraordinary item, loss on debt extinguishment	(0.25)	0.25		—	—

	$1.62	$0.71		$2.33	$1.17

Net income per diluted share from:
Income before extraordinary item	$1.81	$0.45		$2.26	$1.16
Extraordinary item, loss on debt extinguishment	(0.24)	0.24		—	—

	$1.57	$0.69		$2.26	$1.16

Average common shares outstanding	34,851 (e)	34,851	(e)	34,851 (e)	28,295
Dilutive effect of stock options	1,163	1,163		1,163	347

Average common shares outstanding—assuming dilution	36,014	36,014		36,014	28,642

(a)	The $26,442 represents the non-recurring merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the tax impact for the non-recurring merger and integration expenses discussed above at a 38.8% effective tax rate.
(c)
This adjustment reflects the current and deferred loan costs associated with the Company's refinancing of the tranche B term loan under its senior creditfacility and reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds, net of tax.

(d)
The reported results for the quarter ended October 6, 2001 have been restated to reflect the change in accounting principle for unrestricted cooperative advertising funds. See the December 29, 2001, audited financial statements and related footnotes.

(e)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 5, 2002, wehad 35,686 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do notinclude the footnotes required by generally accepted accounting principles for complete financial statements.